Exhibit 10.1J1




                 ATTACHMENT TO ANVIL PRODUCTS, INC. HOURLY
                  RETIREMENT SAVINGS AND INVESTMENT PLAN

1. Notwithstanding Paragraph 6A and B of the Adoption Agreement, a Member's Elective Deferrals and Employee contributions may not exceed 10% of the Member's Compensation.

2. Notwithstanding Paragraph 9 of the Adoption Agreement, each eligible employee who is hired before February 1, 1992 can enroll in the Plan on February 1, 1992. Each eligible employee hired after February 1, 1992 who is 55 or older on date of hire is eligible to enroll in the Plan on the Entry Date coincident with or immediately following his date of hire.

3.   Section 2.08 of the Basic Plan Document is amended by deleting said
     Section in its entirety and substituting the following in lieu thereof:

     "2.08 'Disability' means any medical determinable physical or mental impairment of the Member which qualifies the Member for Social Security disability benefits."

4. Section 4.04B of the Basic Plan Document is amended by deleting the second, third and fourth sentences thereof and substituting therefor the following:

     "A Member may change the amount or percentage rate of his salary adjustment or suspend his salary adjustment only in accordance with uniform rules and regulations established by the Plan Administrator."

5. Section 4.05B of the Basic Plan Document is amended by deleting the second, third and fourth sentences thereof and substituting therefor the following:

     "A Member may change the amount or percentage rate of his Employee Contributions or suspend his Employee Contributions only in accordance with uniform rules and regulations established by the Plan
     Administrator."

6. Section 7.05 of the Basic Plan Document is amended by adding the following sentence at the end thereof:

     "A Member who is on layoff status shall not be deemed to have incurred a termination of employment, but such Member shall not be eligible to make Elective Deferrals, Employee Contributions, or to receive Matching Contributions while and layoff status."

7. Section 7.06(b)(i) is amended by deleting the last sentence of said Section and substituting therefor the following: "Each Member who withdraws from his Employee Account pursuant to this Section 7.06
     (b)(i) shall be prohibited from making Employee Contributions and Elective Deferrals in excess of one percent (1%) of his Compensation to the Trust for twelve (12) months. Notwithstanding the foregoing, Employee Contributions that received a Matching Contribution may not be withdrawn pursuant to this Section 7.06(b)(i)."

8. Section 7.06(b)(iii) is amended by adding the following at the end thereof: "Each Member who withdraws from his Elective Deferrals Account pursuant to this Section 7.06(b)(iii) shall be prohibited from making employee Contributions and Elective Deferrals in excess of one percent (1%) of his Compensation to the Trust for twelve (12) months. Notwithstanding the foregoing, Elective Deferrals that received a Matching Contribution may not be withdrawn pursuant to this Section 7.06(b)(iii)."

9. Section 7.06(b)(iv) is amended by deleting subsection (B) thereof in its entirety and renumbering subsections (C) and (D) as (B) and (C).


                                        2